Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
W Holding Company, Inc.
Mayagüez, Puerto Rico

We consent to the incorporation by reference in the Registration Statements of W Holding Company, Inc. on Form S-3 (File Nos. 333-103905 and 333-121349) of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1, 2001), appearing in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus Supplement dated December 16, 2004, which is part of such Registration Statements.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
December 17, 2004

Stamp No. 2017873

affixed to original.